Exhibit 10.1

LOAN AGREEMENT

This Agreement dated as of June 25, 2020, is between Bank of America, N.A. (the "Bank") and Lakeland Industries, Inc., a Delaware corporation (the "Borrower").

1.
DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1
"Acceptable Inventory" means inventory which satisfies the following requirements:

(a)
The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank. This does not prohibit any statutory liens which may exist in favor of the growers of agricultural products which are purchased by the Borrower.

(b)
The inventory is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable.

 (c)
The inventory is held for sale or use in the ordinary course of the Borrower's business and is of good and merchantable quality. Display items, work-in-process, samples, and packing and shipping materials are not acceptable. Inventory which is obsolete, unsalable, damaged, defective, used, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable.

 (d)
The inventory is covered by insurance as required in the "Covenants" section of this Agreement.

(e)
The inventory has not been manufactured to the specifications of a particular account debtor.

(f)
The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the inventory to third parties.

(g)
The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

(h)
The inventory is not placed on consignment.

For the sake of clarity, raw materials that satisfy the requirements set forth above are included in the definition of “Acceptable Inventory”.

1.2
"Acceptable Receivable" means an account receivable which satisfies the following requirements:

 (a)
The account has resulted from the sale of goods by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b)
There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c)
The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

(d)
The account is not the obligation of an account debtor who has asserted or may assert any counterclaims or offsets against the Borrower (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower).

 (e)
The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(f)
The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

(g)
The Borrower has sent an invoice to the debtor in the amount of the account.

(h)
The Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

(i)
The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(j)
The debtor upon the account is not any of the following:

(i)
An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)
The U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §6305) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

(iii)
Intentionally Deleted.

 (iv)
Any person or entity located in a foreign country unless (A) the account is supported by an irrevocable letter of credit issued by a bank acceptable to the Bank, and, if requested by the Bank, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to the Bank, or (B) the account is covered by foreign credit insurance acceptable to the Bank and the account is otherwise an Acceptable Receivable.

 (k)
The account is not in default. An account will be considered in default if any of the following occur:

(i)
the account is not paid within 90 days from its invoice date;

(ii)
the debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii)
any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(l)
The account is not the obligation of a debtor who is in default (as defined above) on 50% or more of the accounts upon which such debtor is obligated.

(m)
The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(n)
The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 25% of the total amount of the Borrower's total accounts receivable at that time.

1.3
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.4
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.5
"Borrowing Base" means the sum of:

(a)
80% of the balance due on Acceptable Receivables; and

(b)
50% of the value of Acceptable Inventory.

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate, provided that such valuation under this clause (iii) shall in no event be less than 75% of the Borrower’s cost.

 After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in good faith for the amount of estimated maximum exposure, as reasonably determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

 1.6
"Borrowing Base Certificate" means a report in the format shown as Exhibit A-1, calculated by the Borrower and setting forth the Borrowing Base on which the requested extension of credit is to be based.

1.7
Reserved.

 1.8
"Credit Limit" means the amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000).

1.9
Reserved.

1.10
Reserved.

1.11
Reserved.

1.12
Reserved.

1.13
“Guarantor” means any person or entity, if any, providing a guaranty with respect to the obligations hereunder.

1.14
“Land” means the land described in Non-encumbrance Agreement.

1.15
“Non-encumbrance Agreement” means each non-encumbrance agreement of even date herewith given by the Borrower or other applicable Obligor to the Bank, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

1.16
“Obligor” means any Borrower, Guarantor and/or Pledgor, or if the Borrower is comprised of the trustees of a trust, any trustor.

1.17
Reserved.

1.18
Reserved.

1.19
“Pledgor” means any person, if any, providing a pledge of collateral with respect to the obligations hereunder.

 1.20
“Related Party” means each of the Borrower and its subsidiaries.

2.
LINE OF CREDIT AMOUNT AND TERMS

2.1
Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (the "Commitment") is equal to the lesser of (i) the Credit Limit, or (ii) at any time the Borrower’s Funded Debt to EBITDA Ratio exceeds 2.00:1.00, the Borrowing Base.

(b)
This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)
The Borrower agrees not to permit the principal balance outstanding to exceed Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2
Availability Period.

The Line of Credit is available between the date of this Agreement and June 12, 2025, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

The availability period for this Line of Credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the Line of Credit (the “Renewal Notice”). If this Line of Credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this Line of Credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and all outstanding principal plus all accrued interest shall be paid on the Expiration Date. The same process for renewal will apply to any subsequent renewal of this Line of Credit. A renewal fee may be charged at the Bank’s option. The amount of the renewal fee will be specified in the Renewal Notice.

2.3
Conditions to Each Extension of Credit.

The Borrower will deliver the following documents, dated as of the most recent fiscal quarter-end in accordance with the Financial Information covenant of this Agreement, before each extension of credit under this facility, but if and only if (i) the Borrower’s Funded Debt to EBITDA Ratio exceeds 2.00:1.00, and (ii) a borrowing base certificate has not been provided to the Bank within 45 days prior to the date of such request for an extension of credit:

(a)
a borrowing base certificate setting forth the amount of Acceptable Receivables and Acceptable Inventory,

(b)
a detailed aging of the Borrower’s Acceptable Receivables by invoice or a summary aging by account debtor, as specified by the Bank,

(c)
a detailed accounts payable aging of the Borrower by invoice or a summary aging by account creditor, as specified by the Bank, and

(d)
an inventory listing, which must include a description of the inventory, its location and cost, and such other information as the Bank may require.

2.4 Repayment Terms.

(a)
The Borrower will pay interest on July 1, 2020, and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility. The amount of each interest payment shall be the amount of accrued interest on the Line of Credit as of the interest payment date or such earlier accrual date as indicated on the billing statement for such interest payment.

(b)
The Borrower will repay in full all principal, interest or other charges outstanding under this Agreement no later than the Expiration Date.

(c)
The Borrower may prepay the Line of Credit in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.5
Interest Rate.

 (a)
The interest rate is a rate per year equal to the sum of (i) the greater of the LIBOR Daily Floating Rate or the Index Floor, plus (ii) one and a quarter percentage point(s). For the purposes of this paragraph, "Index Floor" means one percent.

 (b)
The LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.6
Letters of Credit.

(a)
As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue commercial and standby letters of credit for the account of the Borrower (each a "Letter of Credit," and collectively "Letters of Credit"); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000). The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the Expiration Date unless approved by the Bank.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

(b)
The Borrower shall pay the Bank a non-refundable fee equal to 2.0% per annum of the outstanding undrawn amount of each standby letter of credit, payable in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.  If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 4.0% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

2.7
Increase in Line of Credit.

(a)
Provided there exists no Default, upon notice to the Bank, the Borrower may on a one-time basis, request an increase in the Line of Credit by an amount not exceeding $5,000,000 (an “Incremental Facility”); provided that any such request for an Incremental Facility shall be in a minimum amount of $1,000,000. Any such request for an Incremental Facility will be subject to the Bank’s approval, which may be withheld at the Bank’s sole discretion.

(b)
If the Line of Credit is increased in accordance with this Section 2.7, the Bank and the Borrower shall determine the effective date of such increase (the “Line of Credit Increase Effective Date”). As a condition precedent to such increase, the Borrower shall deliver to the Bank a certificate of the Borrower and each Related Party date as of the Line of Credit Increase Effective Date (i) certifying and attaching the resolutions adopted by such party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct, on and as of the Line of Credit Increase Effective Date, and (B) both before and after giving effect to the Incremental Facility, no Default exists. The Borrower shall deliver or cause to be delivered any other customary documents (including, without limitation, legal opinions) as reasonably requested by the Bank in connection with any Incremental Facility.

(c)
Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Incremental Facility shall be identical to the terms and conditions applicable to the Line of Credit.

2.8
Term Option.

(a)
Provided there exists no Default, upon notice to the Bank, on a one-time basis, Borrower may elect to convert up to $5,000,000 of the then outstanding principal of the Line of Credit to a term facility (the “Term Facility”) with an assumed amortization of fifteen (15) years and the same interest rate as the Line of Credit (the “Term Option”).

(b)
Upon exercise of the Term Option, the Bank will determine the amount of the monthly payments that will be necessary to repay the unpaid principal of the Term Facility over an assumed amortization period of fifteen (15) years. The Borrower shall make monthly payments of the principal and accrued interest due on the Term Facility beginning on the first monthly payment date following the effective date of the Term Option and continuing on each monthly payment date thereafter until the last day of the Expiration Date, on which date all remaining unpaid principal and accrued interest shall be due and payable. For the avoidance of doubt, the Term Option will mature on the same date as the Line of Credit, and all unpaid principal and accrued interest shall be due and payable at such time.

(c)
Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Term Facility shall be identical to the terms and conditions applicable to the Line of Credit.

3.
COLLATERAL

3.1
Personal Property.

All personal property and intangibles now owned or owned in the future by Borrower or Guarantor will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a Guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. Without limiting the generality of the foregoing, the Bank’s security interest will include, without limitation, the following:

(a)
Equipment owned by Borrower or any domestic Guarantor.

(b)
Inventory owned by Borrower or any domestic Guarantor.

(c)
Receivables owned by Borrower or any domestic Guarantor.

(d)
Securities or other investment property owned by Borrower or Guarantors as described in the Pledge Agreement required by the Bank.

Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower shall comply with Regulation U. If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement.

(e)
Time deposits with the Bank and owned by Borrower or any domestic Guarantor.

(f)
Accounts owned by Borrower or any domestic Guarantor.

3.2
Real Property.

(a)
The Borrower's obligations to the Bank under this Agreement will be secured by a negative pledge evidenced by the Non-encumbrance Agreement covering the real property described therein.

4.
LOAN ADMINISTRATION AND FEES

4.1
Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

4.2
Collection of Payments; Payments Generally.

(a)
Regularly scheduled interest and principal payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For regularly scheduled interest and principal payments not made by direct debit and for all other payments, such payments will be made by such other method as may be permitted by the Bank.

(b)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)
All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3
Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

4.4
Direct Debit.

(a)
The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number 4451408189 101 owned by Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

4.5
Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.6
Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement.  The allocation will be made as determined by the Bank, using any reasonable method.  The costs include, without limitation, the following:

(a)
any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)
any capital requirements relating to the Bank's assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

4.7
Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.8
Interest Apportionment and Allocation.

The amount of each year's interest on the loan will, as it accrues, be apportioned among calendar months on the basis of a year consisting of 12 thirty-day months. Each payment will be applied first to accrued but unpaid interest (for the applicable accrual period) then to principal. The early or late date of making a monthly payment will be disregarded for purposes of allocating the payment between principal and interest. For this purpose, the payment will be treated as though made on the due date.

4.9
Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

4.10
Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

4.11
Overdrafts.

At the Bank's sole option in each instance, the Bank may do one of the following:

(a)
The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b)
The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

4.12
Payments in Kind.

If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

5.
CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1
Authorizations.

If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2
Governing Documents.

If required by the Bank, a copy of the Borrower's organizational documents.

5.3
KYC Information.

(a)
Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b)
If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

5.4
Guaranties.

Guaranties signed by each existing direct and indirect domestic and, to the extent no material adverse tax consequences would result, foreign subsidiary of the Borrower.

5.5
Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

5.6
Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

5.7
Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.8
Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.9
Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.10
Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.11
Non-encumbrance Agreement.

Signed and acknowledged original non-encumbrance agreement, as required by the Bank, creating a negative pledge against the Land.

5.12
Title Insurance.

A title search report covering the Land subject to the Non-encumbrance Agreement that is acceptable to the Bank in all respects.

5.13
Other Required Documentation.

A Pledge Agreement executed by Borrower pledging 65% of the ownership of each of Borrower’s foreign subsidiaries.

6.
REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1
Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2
Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3
Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

6.4
Good Standing.

In each state in which the Borrower does business and where required, it is properly licensed, in good standing, and in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

6.5
Government Sanctions.

(a)
The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)
The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.6
Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obligor). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

6.7
Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower's or such Obligor’s financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.8
Other Obligations.

The Borrower and each Related Party is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.9
Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Related Party for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.10
PACE Financing.

The Borrower has not entered into any Property Assessed Clean Energy (“PACE”) or similar energy efficiency or renewable energy financing and has no knowledge of any pending assessments or adjustments in connection therewith.

6.11
Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.12
No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13
ERISA Plans.

(a)
Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)
With respect to any Plan subject to Title IV of ERISA:

(i)
No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)
No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)
The following terms have the meanings indicated for purposes of this Agreement:

(i)
"Code" means the Internal Revenue Code of 1986, as amended.

(ii)
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)
"Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.14
No Plan Assets.

The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

6.15
Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.16
No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

6.17
Permits, Franchises.

 Each Related Party possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.18
Insurance.

The Borrower and each Related Party has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.19
Merchantable Inventory; Compliance with FSLA.

All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.)

7.
COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall, and shall cause each Related Party:

7.1
Use of Proceeds.

To use the proceeds of the credit extended under this Agreement only for business purposes.

7.2
Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)
Within 120 days of the fiscal year, copies of the Form 10-K Annual Report of Borrower for the immediately preceding fiscal year.

(b)
Within 45 days after each fiscal quarter, a copy of the Form 10-Q Quarterly Report for the immediately preceding fiscal quarter.

(c)
Within 120 days of the end of each fiscal year, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

 (d)
Within 45 days of the end of each quarter (including the last period in each fiscal year), a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(e)
A borrowing base certificate setting forth the amount of Acceptable Receivables and Acceptable Inventory as of the last day of each fiscal quarter within 30 days after the period end and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing base certificate. The borrowing base certificate will be required only when the Funded Debt to EBITDA ratio exceeds 2.0:1.0.

(f)
A detailed receivables aging of the Borrower by invoice or a summary aging by account debtor, as specified by the Bank, within 30 days after the end of each quarter. The foregoing report will be required only when the Funded Debt to EBITDA ratio exceeds 2.0:1.0.

(g)
A detailed accounts payable aging of the Borrower by invoice or a summary aging by account creditor, as specified by the Bank, within 30 days after the end of each quarter. The foregoing report will be required only when the Funded Debt to EBITDA ratio exceeds 2.0:1.0.

(h)
An inventory listing within 30 days after the end of each quarter. The listing must include a description of the inventory, its location and cost, and such other information as the Bank may require. The foregoing report will be required only when the Funded Debt to EBITDA ratio exceeds 2.0:1.0.

7.3
Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 3.0:1.0.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities; provided that for the avoidance of doubt, “Funded Debt” shall not include operating lease liabilities.

“EBITDA" means net income, less income or plus loss from discontinued operations (including unusual and infrequent items, agreed to at the sole discretion of the Bank), plus income taxes, plus interest expense, plus depreciation, depletion, and amortization. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

7.4
Basic Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.15:1.0.

"Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense minus non-financed capital expenditures to (b) the sum of lease expense and rent expense, taxes, interest expense, scheduled principal payments and dividends and distributions.

"EBITDA" means net income, less income or plus loss from discontinued operations (including unusual and infrequent items, agreed to at the sole discretion of the Bank), plus income taxes, plus interest expense, plus depreciation, depletion, and amortization and other non-cash charges.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

7.5
Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.6
Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)
Acquiring goods, supplies, or merchandise on normal trade credit.

(b)
Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's most recent financial statement.

(c)
Leases of real estate in the ordinary course of business.

7.7
Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower and each Related Party now or later owns without the Bank's written consent. This does not prohibit:

(a)
Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)
Liens for taxes not yet due.

(c)
Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.8
Maintenance of Assets.

(a)
Not to sell, assign, lease, transfer or otherwise dispose of any part of any Related Party’s business or any Related Party’s assets except inventory sold in the ordinary course of such Related Party’s business.

(b)
Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)
Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)
To maintain and preserve all rights, privileges, and franchises the Borrower or any Related Party now has.

(e)
To make any repairs, renewals, or replacements to keep the Borrower's and each Related Party’s properties in good working condition.

7.9
Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)
Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b)
Investments in any of the following:

(i)
certificates of deposit;

(ii)
U.S. treasury bills and other obligations of the federal government;

(iii)
readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission);

(iv)
stock of subsidiaries.

7.10
Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)
Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b)
Extensions of credit to each Related Party’s current subsidiaries or affiliates.

(c)
Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.11
Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower.

7.12
Change of Ownership.

 Not to cause, permit, or suffer any change in capital ownership such that there is a material change, as determined by the Bank in its sole discretion in the direct or indirect capital ownership of the Borrower.

7.13
Additional Negative Covenants.

Not to, without the Bank's written consent:

(a)
Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)
Acquire or purchase a business or its assets.

(c)
Engage in any business activities substantially different from the Borrower's present business.

(d)
Liquidate or dissolve any Obligor’s business.

(e)
Apply for or accept any PACE or similar energy efficiency or renewable energy financing.

(f)
With respect to any Obligor which is a business entity, adopt a plan of division or divide itself into two or more business entities (pursuant to a “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or a similar arrangement under any other applicable state statute).

 (g)
Voluntarily suspend its business for more than thirty (30) days in any one hundred eighty (180) day period.

7.14
Notices to Bank.

To promptly notify the Bank in writing of:

(a)
Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b)
Any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

(c)
Any lawsuit in which the claim for damages exceeds Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower or any other Obligor.

(d)
Any actual or potential contingent liabilities.

7.15
Insurance.

(a)
General Business Insurance. To maintain insurance policies attached hereto as Schedule B or such other policies acceptable to Bank covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for such Obligor’s business. Each policy shall include a cancellation clause in favor of the Bank.

 (b)
Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. The insurance must be consistent with the policies attached hereto as Schedule B or otherwise acceptable to Bank.

(c)
Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

Unless the Borrower provides the Bank with satisfactory evidence of the insurance coverage required hereby, the Bank may purchase insurance at the Borrower’s expense to protect the Bank’s interest in the collateral. This insurance may, but need not, protect the interests of the Borrower. The coverage that the Bank purchases may not pay any claim that the Borrower makes or any claim that is made against the Borrower in connection with the collateral. The Borrower may later cancel any insurance purchased by the Bank, but only after providing the Bank with satisfactory evidence that the Borrower has obtained insurance as required hereby. If the Bank purchases insurance of the collateral, the Borrower will be responsible for the costs of that insurance, including interest thereon at the Default Rate and any other charges which the Bank may impose in connection with the placement of the insurance until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the outstanding principal balance of the advances, shall bear interest at the Default Rate as provided above, and shall be payable upon demand. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

7.16
Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

7.17
Books and Records.

To maintain adequate books and records including complete and accurate records regarding all Collateral.

7.18
Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any time; provided such audits will be limited to one (1) in each calendar year, unless a Default has occurred. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.19
Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.20
Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.21
Patriot Act; Beneficial Ownership Regulation.

Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

7.22
Subsidiary Guaranties and Collateral.

(a)
Guarantors. The Borrower will cause each of its domestic subsidiaries and, to the extent no material adverse tax consequences would result, foreign subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such subsidiary is formed or acquired (or such longer period of time as agreed to by the Bank in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Guaranty, in form and substance satisfactory to the Bank. In connection therewith, the Borrower shall give notice to the Bank not less than ten (10) days prior to creating a subsidiary (or such shorter period of time as agreed to by the Bank in its reasonable discretion), or acquiring the equity interests of any other person. In connection with the foregoing, the Borrower shall deliver to the Bank, with respect to each new Guarantor, such other documents and agreements as reasonably required by the Bank, including, without limitation, resolutions, organizational documents and incumbency certificates with respect to such new Guarantor.

(b)
[Intentionally Omitted].

(c)
Further Assurances. At any time upon request of the Bank, promptly execute and deliver any and all further instruments and documents and take all such other action as the Bank may deem necessary or desirable to maintain in favor of the Bank, liens and insurance rights on the collateral required to be delivered hereby that are duly perfected in accordance with the requirements hereof, all other documents executed in connection herewith and all applicable laws.
8.
HAZARDOUS SUBSTANCES

8.1
Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2
Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

8.3
Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4
Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.5
Definition of Hazardous Substances.

"Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.6
Continuing Obligation.

The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement.

9.
DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1
Failure to Pay.

The Borrower fails to make a payment under this Agreement within ten (10) days after the date when due.

9.2
Other Bank Agreements.

(a)        (i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is false when made or deemed to be made; or (iv) any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

(b)       If, in the Bank's opinion, any breach under subparagraph (a)(iv) above is capable of being remedied but the applicable document does not provide a cure or remedy period, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after earlier of (x) the date that the Borrower knew or should have known of the default, and (y) the date on which the Bank gives written notice of the default to the Borrower.

9.3
Cross-default.

Any default occurs under any agreement in connection with any credit any Obligor or any of the Borrower's related entities or affiliates has obtained from anyone else or which any Obligor or any of the Borrower's related entities or affiliates has guaranteed.

9.4
False Information.

The Borrower or any other Obligor has given the Bank false or misleading information or representations.

9.5
Bankruptcy/Receivers.

Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of any Obligor's business; or the business is terminated, or such Obligor is liquidated or dissolved.

9.6
Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.7
Judgments.

Any material judgments or arbitration awards are entered against any Obligor. Materiality will be determined in the Bank’s sole discretion.

9.8
Death.

If any Obligor is a natural person, such Obligor dies or becomes legally incompetent; if any Obligor is a trust, a trustor dies or becomes legally incompetent; if any Obligor is a partnership, any general partner dies or becomes legally incompetent.

9.9
Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

9.10
[Intentionally Omitted]

9.11
ERISA Plans.

A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

9.12
Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article) and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from the earlier of (x) the date that the Borrower knew or should have known of the default, and (y) the date on which the Bank gives written notice of the default to the Borrower.

9.13
Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

10.
ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1
GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Bank shall so request, the Borrower and the Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

10.2
Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Alabama (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

10.3
Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

10.4
Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.5
Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

10.6
Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

10.7
Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.8
Expenses.

(a)
The Borrower shall pay to the Bank immediately upon demand the full amount of all reasonable and necessary payments, advances, charges, costs and expenses payable to any third parties, including reasonable attorneys' fees, actually expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.

The Bank reserves the right to conduct field examinations at its own expense, provided that the Bank will not conduct more than one field examination per calendar year so long as no Event of Default exists.

(b)
The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, (iii) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (iv) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim, including, without limitation, any act resulting from (A) the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual and (B) the Bank’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that the Bank reasonably believes is made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c)
The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

10.9
Individual Liability.

If the Borrower is a natural person, the Bank may proceed against the Borrower's business and non-business property in enforcing this Agreement and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this Agreement and other agreements relating to this loan.

10.10
Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

10.11
One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.12
Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing (any such notice a “Written Notice”). Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. In lieu of a Written Notice, notices and/or communications from the Bank to the Borrower may, to the extent permitted by law, be delivered electronically (i) by transmitting the communication to the electronic address provided by the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, or (ii) by posting the communication on a website and sending the Borrower a notice to the Borrower’s postal address or electronic address telling the Borrower that the communication has been posted, its location, and providing instructions on how to view it (any such notice, an “Electronic Notice”). Electronic Notices shall be effective when the communication, or a notice advising of its posting to a website, is sent to the Borrower’s electronic address.

10.13
Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.14
Electronic Records and Signatures.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or ..pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Bank’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

10.15
Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

10.16
Customary Advertising Material.

The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

10.17
Acknowledgement Regarding Any Supported QFCs.

To the extent that this Agreement and any document executed in connection with this Agreement (collectively, “Loan Documents”) provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

(a)
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States

(b)
As used in this paragraph, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

10.18
Amendments.

This Agreement may only be amended by a writing signed by the parties hereto; which, to the extent expressly agreed to by the Bank in its discretion, may include being amended by an Electronic Record signed by the parties hereto using Electronic Signatures pursuant to the terms of this Agreement.

10.19
Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

10.20
Returned Merchandise.

Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

10.21
Verification of Receivables.

The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

10.22
Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

10.23
Limitation of Interest and Other Charges.

 Notwithstanding any other provision contained in this Agreement, the Bank does not intend to charge and the Borrower shall not be required to pay any amount of interest or other fee or charge that is in excess of the maximum rate or amount permitted by applicable law. Any payment in excess of such amount shall be refunded to the Borrower or credited against principal, at the option of the Bank. As used herein, the term “applicable law” means the law in effect as of the date of this Agreement; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest or a greater permissible fee or charge, then this Agreement shall be governed by such new provision of law as of its effective date.

Signature Page

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By: /s/ J. Brooks Emory IV
J. Brooks Emory IV, VP, Senior Relationship Manager

Borrower:

Lakeland Industries, Inc., a Delaware corporation

By: /s/ Allen Dillard
(Seal)
Allen Dillard, Chief Financial Officer

Prepared by: Butler Snow LLP:

Bank of America
NC1-001-05-13
One Independence Center
101 North Tryon Street
Charlotte, NC 28255-0001

Address where notices to	Address where notices to
the Bank are to be sent:	the Borrower are to be sent:

Bank of America	202 Pride Lane SW
NC1-001-05-13	Decatur, AL 35603
One Independence Center	Attn: Allen Dillard
101 North Tryon Street	aedillard@lakeland.com
Charlotte, NC 28255-0001	Telephone: 256-445-4100

USA Patriot Act Notice; Affiliate Sharing Notice; Affiliate Marketing Notice.

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following three notices. The notices are not part of the foregoing agreement or instrument and may not be altered. Please read the notices carefully.

(1)
USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.